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AgeX Therapeutics, Inc.

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1101 Marina Village Parkway, Suite 201
Alameda, CA 94501
T: 510-671-8370, F: 510-671-8619
www.agexinc.com

Dear Fellow Shareholders,

There seems to be a coming-of-age with respect to stem cells and tissue regeneration, and we are working to capitalize on AgeX’s technologies and patent estate in this field. As part of this process of optimizing opportunities for our patent estate: in 2022, we plan to seek financing for Reverse Bioengineering, Inc., our subsidiary dedicated to the advancement of our induced tissue regeneration or “iTR” technology and patents.

We are continuing our pursuit of collaborations and licensing arrangements utilizing AgeX’s pluripotent stem cell lines, PureStem® progenitor cell lines, UniverCyte™ HLA-G cell transplant technology, and our cell therapy product candidates.

In the coming months, we plan to organize a new joint venture company with Prof. Leslie Thompson and other researchers at the University of California, Irvine to derive neural stem cells to treat Huntington’s disease and potentially other neurological disorders. Prof. Thompson is planning to submit an IND to the United States Food and Drug Administration and a grant application for financing from the California Institute for Regenerative Medicine (CIRM) to begin a clinical study of neural stem cells in Huntington’s disease next year. This new joint venture company is envisioned to be the vehicle for licensing from UC Irvine technology to derive neural stem cells if the research work we are sponsoring is successful, and to pursue clinical development and then commercialization of any approved therapeutic products that arise from Prof. Thompson’s work using the licensed technology.

Under another research sponsorship, Prof. Kristin Stanford of The Ohio State University is working to generate proof-of-concept animal data for AgeX’s brown adipose tissue (BAT) product candidate for diabetes and obesity, and as of now, she has performed the first transplants of our BAT cells in mice.

AgeX licensee, ImStem Biotechnology, continues to progress its mesenchymal stem cell product candidate IMS001, derived from AgeX pluripotent stem cells, for multiple sclerosis and acute respiratory distress syndrome (ARDS). Very recently, ImStem dosed the first U.S. multiple sclerosis patient with IMS001 in a clinical trial.

In addition to seeking new opportunities to work with universities and biotechnology companies to advance our platform technologies and product candidates, we will be looking for additional cellular and tissue engineering therapies to licence in or acquire to augment our pipeline in 2022. We feel there’s an extraordinary opportunity for AgeX to increase its footprint in the effort to reverse the damage caused by aging.

Thank you for your patience and support as we build out our patent and technology portfolios, advance our collaboration and licensing franchise, and take advantage of opportunities to be a leader in partial reprogramming iTR technology through our subsidiary Reverse Bioengineering.

This is truly an exciting time for AgeX.

Sincerely,

Michael D. West. Ph.D.	Gregory Bailey M.D.
President & Chief Executive Officer	Chairman of the Board

November 24, 2021